NEWS RELEASE

Eden Energy Provides Corporate Update

VANCOUVER, July 28, 2008. Eden Energy is pleased to provide a corporate update on the Company’s exploration and development programs.

Operational Update

Noah Project, Nevada

The Noah Project in Nevada has been a primary focus of the Company since its inception in 2003. Starting with the groundbreaking work of Dr. Alan Chamberlain of Cedar Strat Inc., Eden matured the Noah project into a high quality drillable target. In April of 2007 the Company announced a farmout and joint venture agreement with a large Texas-based private company for the drilling of the Noah project. In April 2008 the Company announced that the Noah well had been plugged and abandoned after reaching a depth of 7,080 feet.

By drilling the Noah well the joint venture partner has earned a 50% interest in the Prospect 1 lands held by Eden. Under the terms of the farmout and joint venture agreement the partner had 90 days to elect to continue to earn acreage in additional Prospect areas from Eden by paying a $2MM project recovery fee and conducting additional exploration. The joint venture partner has advised that they have elected not to pursue further exploration on additional lands in the Noah project.

After incorporating the results of the Noah well into the overall geologic model of the area, the Company has decided not to pursue additional drilling leads and will not be renewing leases it holds in the project area.

Cherry Creek Project, Nevada

Subsequent to the Noah well drilling and after a careful review of the technical aspects of the Cherry Creek project the Company has decided not to pursue further activities and will not be renewing leases it holds in the project area.

Chinchaga Project, Alberta

Eden Energy has participated in the drilling of two wells at Chinchaga in northwestern Alberta and has an interest in approximately 23,000 acres in the area. Both wells have been plugged and abandoned, however the Company views this area as highly prospective and will continue to monitor industry activity before making a decision of further drilling.

White River Dome Project, Colorado

The White River Dome project in the Piceance Basin has become the Company’s primary focus. The White River Dome project combines good commercial returns while providing a large number of low risk development locations. Under its Drilling and Development Agreement, Eden may continue to drill wells and earn acreage in the federal exploratory Ant Hill Unit.

To date the Company has participated in the drilling of four wells and operated the drilling and completion of the last two wells after acquiring our original joint venture partner’s interest. Gross daily production as of July 25, 2008 is 1265 mcf/d excluding the Love Federal 17-42 which is currently non-producing and scheduled for a work-over.

Eden plans to drill four new wells in the White River Dome project in 2008. The first of these wells, the AHU 21-22 was spud on July 11, 2008 and on July 22, 2008 drilled to a total depth of 7585 feet. The AHU 28-44 spud July 28, 2008. Eden expects to have all four of these wells drilled, completed and tied in to the gathering system by the 4th quarter of 2008.

Eden plans to fund future drilling using reserve-based financing. The Company plans to update its independent reserve report at year end after the 2008 wells are drilled, completed and producing. The Company will provide further updates at that time.

Donald Sharpe, president of Eden Energy, commented “The White River Dome project has become an excellent revenue producer for Eden, and we expect it to be the source of many new drilling locations going forward. The excellent results of our AHU 8-12 well, drilled in 2007, has provided encouragement for continuing to expand our Ant Hill Unit drilling program. I look forward to being able to announce a series of successful wells later this year.”

General:

Eden Energy Corp. focuses on large scale oil and gas projects with significant resource potential. Its current focus is the development of the White River Dome project in the Piceance Basin, Rio Blanco County, Colorado.

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, among other things, the production rates of the White River Dome wells, the number of new wells to be drilled in the White River Dome project, and the low risk development of the White River Dome Project.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with oil and gas exploration; changes in reserve estimates if any; the potential productivity of our properties; changes in the operating costs and changes in economic conditions and conditions in oil and gas exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2007 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Eden Energy Corp.

Regarding the company and any of its projects, please contact Eden Energy Corp. at 1-866-693-1100 or email: info@edenenergycorp.com